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Exhibit 10.5

May 19, 1995


Mr. Robert M. Swartz
Senior Vice President
Recognition International Inc.
2701 East Grauwyler Road
Irving TX 75061

Dear Mr. Swartz:

         This letter is intended to supplement and clarify the employment agreement dated December 14, 1994, between Recognition International Inc. (the "Company") and you (the "Agreement").

         1. Severance Amount. Notwithstanding anything to the contrary in paragraph 14(d) of the Agreement or in the definition of "Severance Amount" in paragraph 5.5 of the Agreement, it is understood that in the event of a Change in Control (as defined in the Agreement) any reduction in the Severance Amount shall be governed by the provisions of the definition of "Severance Amount" in paragraph 5.5 and not by the provisions of the letter agreement dated January 12, 1994 between the Company and you.

         2. Releases. On the effective date of the proposed merger between the Company and a subsidiary of BancTec, Inc., if the Company and you agree to exchange further releases, the Company shall execute and deliver to you a release in the form of Exhibit A and you shall execute and deliver to the Company a release in the form of Exhibit B.

         3. Future Litigation. If, following the termination of your employment with the Company, you are required to give testimony and assistance in connection with any litigation or arbitration proceeding or investigation involving the Company, the Company shall reimburse you for, or advance to you, all reasonable out-of-pocket travel and other expenses incurred by you in connection with your testimony and assistance under this paragraph 3, including reasonable fees and disbursements for independent counsel for you, if you reasonably determine that the litigation, arbitration, proceeding or investigation is of a nature that requires that you have independent representation. Such expenses shall be reimbursed or advanced promptly after your submission to the Company of statements in such reasonable detail as the Company may require. Except for any such action where you are a named party, you shall be entitled to a fee of $[2,000] per day (or a pro rata fee for a portion of a day) for furnishing such testimony and assistance, such fee to be paid promptly following your submission of a statement therefor.

         4. Offsets. In the event of any termination of your employment under paragraph 5 of the Agreement, you shall be under no obligation to seek other employment and there shall be no offset against amounts due you under the Agreement on account of (a) any remuneration attributable to any subsequent employment that you may obtain or (b) any claims the Company may have against you.

         5. Company Proprietary Information. With respect to paragraph 8 of the Agreement, it is agreed as follows:

            (a) Upon termination of your employment, you may retain your personal notes, diaries, calendars, Rolodex and correspondence.

            (b) It shall not be a violation of paragraph 8 of the Agreement if you disclose confidential or proprietary information when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or





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make accessible such information, provided that you (i) give the Company prompt written notice of such request and (ii) allow the Company adequate time to object to such request.

         6. Special Arrangements. It is understood that you shall remain a full-time employee of the Company for a period of 45 days (the "Initial Period") after the execution of the proposed Agreement and Plan of Merger by and among the Company and a subsidiary of BancTec, Inc. (the "Merger Agreement"). Thereafter, you shall remain on payroll at your current salary with all of your other current entitlements, but will be available only for specific assignments given to you from time to time by the President and Chief Executive Officer, provided that you may take a one-month vacation following the Initial Period. Following the Initial Period, you may provide serivces either as a full-time employee or otherwise to any other entity, subject to the provisions of paragraph 7 of the Agreement. In any event, you shall cease to be on the Company's payroll and shall no longer be available for the assignments referred to in the second sentence of this paragraph either (a) on the effective date of the merger contemplated by the Merger Agreement (the "Merger") or (b) September 15, 1995, whichever occurs sooner. If the Merger occurs within six months following the date you cease to be on payroll, you shall be entitled to the Severance Amount pursuant to paragraph 5.3B of the Agreement and to the benefits provided for in paragraphs 5.3C and 5.4 of the Agreement. If the Merger does not occur within such six-month period, you shall be deemed to have terminated your employment voluntarily and shall be entitled to the compensation and benefits, if any, following such voluntary termination.

         If the foregoing correctly sets forth our understanding, please indicate your agreement below.

Very truly yours,

RECOGNITION INTERNATIONAL INC.


By:  /s/ Gilbert H. Lamphere
    ----------------------------
    Gilbert H. Lamphere
    Chairman of the Board
                                                      Agreed:


                                                      /s/ Robert M. Swartz
                                                      --------------------------
                                                        Robert M. Swartz





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                                                                       Exhibit A



                                General Release


         Recognition International Inc. (the "Company") voluntarily and knowingly releases Robert M. Swartz ("Swartz") from any and all claims, actions and causes of action it has or may have arising on or before the date of this Release, whether known or unknown which it had, ever had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this letter, except that the Company does not release its right to have Swartz perform his obligations under the employment agreement dated December 14, 1994 between the Company and Swartz.


Dated:   ________________, 1995



                                                  Recognition International Inc.



                                                  By: __________________________





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                                                                       Exhibit B


                                General Release


         Robert M. Swartz ("Swartz") hereby releases the Company and all agents, employees, directors, officers of the Company and all their predecessors and successors (collectively, "Releasees"), from any and all claims, actions and causes of action related to his employment with the Company or the termination of such employment, whether known or unknown, which he has, ever had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this release. Included within the release set forth in the preceding sentence, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended and the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), as well as any other federal, state or local civil rights or labor laws, and/or contract or tort laws, and which are related to Swartz's employment with the Company or the termination of that employment. This release does not waive claims that may arise after the date this release is executed and which are based on acts or omissions occurring after the date Swartz signed this release. This release shall not affect (a) the obligations of the Company set forth in the employment agreement dated December 14, 1994 between the Company and Swartz[, the January 24, 1994 letter agreement between Swartz and the Company] or other obligations that by their terms, are to be performed after the date hereof (including, without limitation, obligations to Swartz under any stock option, stock aware or incentive plans or agreements or obligations under any pension plan or other benefit plan, all of which shall remain in effect in accordance with their terms), (b) obligations to indemnify him respecting acts or omissions in connection with his service as an officer or employee of the Company or (c) any right he may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both Swartz and the Company are jointly responsible.

         Swartz hereby acknowledges that he has been given at least 21 days to review this release from the date he first received it and he has been advised to review it with an attorney of his choice. Swartz further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing. Swartz further acknowledges that he has carefully read this release, and knows and understands the contents thereof and its binding legal effect. Swartz signs the same of his own free will and act, and it is his intention that he be legally bound thereby.

Dated:___________________, 1995

                                                    ___________________________
                                                          Robert M. Swartz





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